FOR MORE INIFORMATION CONTACT:	FOR IMMEDIATE RELEASE

David W. Heeter, President and CEO	October 15, 2008
(765) 747-2880

MutualFirst Financial, Inc.
Added to Russell Microcap Index

MUNCIE, INDIANA - MutualFirst Financial, Inc. (NASDAQ:MFSF), today announced it has been added to the Russell Microcap Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 27, 2008.

Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. The Company will hold its membership until Russell reconstitutes its indexes in June 2009.

“We are pleased with our inclusion in this index,” said David W. Heeter, CEO. “Russell is an industry leader for stock indexes, and we expect our inclusion will generate greater interest in our stock among institutional investors.”

The annual reconstitution of the Russell Microcap Index captures the 1,000 smallest U.S. stocks in the Russell 2000, plus the next 1,000 stocks as of the end of May.

ABOUT RUSSELL INVESTMENT GROUP

Russell Investment Group aims to improve financial security for people by providing strategic advice, world-class implementation, state-of-the-art performance benchmarks, and a range of institutional-quality investment products. With more than $200 billion in assets under management, Russell serves individual, institutional and advisor clients in more than 40 countries. Russell provides access to some of the world’s best money managers. It helps investors put this access to work in corporate defined benefit and defined contribution plans, and in the life savings of individual investors. Russell’s indexes are unmanaged and cannot be investing in directly. For more information on Russell indexes, go to www.russell.com.

MutualFirst Financial, Inc. is the holding company of MutualBank and is headquartered in Muncie, Indiana with thirty-three retail financial centers, spanning nine Indiana counties which include Delaware, Randolph, Kosciusko, Grant, Wabash, Elkhart, St. Joseph and Hamilton Counties. MutualBank also has a trust office in Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. The Company has $1.45 billion in assets and is the 11th largest depository institution headquartered in Indiana. The Company’s stock is traded on the NASDAQ national market under the symbol “MFSF”.

Forward-Looking Statements:
Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.